Contacts:

Ed Schnopp Senior Vice President, Treasurer and CFO (805) 987-8741	Kristyn Hutzell The Global Consulting Group Investor Relations (925) 946-9432

FOR IMMEDIATE RELEASE

September 22, 2004

POWER-ONE REVISES GUIDANCE FOR THE THIRD QUARTER OF 2004

Camarillo, CA, September 22, 2004 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the third fiscal quarter ended September 30, 2004 are expected to be approximately $66 million with a corresponding loss per share in the range of $0.05 to $0.06. This has been revised from prior guidance of revenue in the range of $72 to $74 million with breakeven per-share results, plus or minus $0.01 per share.

Most of the decrease in anticipated results is due to weaker-than-expected sales in the Company’s telecom power systems business in Europe as well as delays in certain network rollouts in Asia. In addition, the Company has seen some weakness in the ATE semiconductor test equipment market and some order delays by certain communications market customers. Lastly, the revised results include the impact of an impairment charge of approximately $1.3 million that the Company expects to record for one of its excess facilities during the third quarter.

“A few of our more significant DC telecom power systems customers in Europe and Asia have delayed deployments and pushed out delivery dates to later in the year and even into the first half of 2005,” said Steve Goldman, Chief Executive Officer of Power-One. “However, we remain on track for production-quantity deployment of our Z-One Digital IBA™ architecture and related products. Our customers continue to be impressed with the “Z” system capability along with the compelling advantages of our architecture. Recent customer feedback re-enforces the significant lead we have over the competition – in both the functionality and the availability of products. Our competition has recently stated that they are in the initial stages of writing a specification for their architecture, while we start full production next week. We are also hearing from customers that our competition is 2 years away from a real product line. Lastly, the addition of our second source partners will open our technology, and provide customers choices. We expect to have secured second source arrangements by the end of the year.”

Management will address the Company’s future outlook for the remainder of the year in it’s regularly scheduled third quarter conference call expected on or about October 26, 2004. Details for the call will be sent out approximately two weeks prior to the earnings date

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications. Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “continue,” “remain,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Future results may be adversely affected by various factors including further delays in network rollouts in Europe and Asia, continuing weakness in the ATE semiconductor test equipment market, additional delays in orders from communications market customers, any general economic slowdown, pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within the communications industry, continued foreign exchange losses, market acceptance of the Company’s new products, delays or cancellations of new product designs by customers, ability to successfully negotiate license agreements, and increased R&D expenditures above previous levels. See “Risk Factors” in the Company’s 2003 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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